Registration No. 333-
___________________________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                     _______________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                     _______________________

             THE INTERPUBLIC GROUP OF COMPANIES, INC.
      (Exact name of registrant as specified in its charter)

     DELAWARE                           13-1024020
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)       Identification No.)

1271 Avenue of the Americas
     New York, New York                      10020
(Address of principal executive offices)     (zip code)

                THE INTERPUBLIC OUTSIDE DIRECTORS'
                       STOCK INCENTIVE PLAN
                     (full title of the plan)

                     NICHOLAS J. CAMERA, ESQ.
             THE INTERPUBLIC GROUP OF COMPANIES, INC.
                   1271 Avenue of the Americas
                    New York, New York  10020
             (Name and address of agent for service)

                          (212) 399-8000
  (Telephone number, including area code, of agent for service)
               ____________________________________

                      CALCULATION OF REGISTRATION FEE
___________________________________________________________________________
                             Proposed       Proposed
                             maximum        maximum
Title of         Amount      offering       aggregate      Amount of
Securities to    to be       price per      offering       registration
be Registered    Registered  share <F1>     price <F2>     fee
___________________________________________________________________________

Common Stock     200,000     $58-1/2        $11,700,000    $3,545.45
($.10 par value)
___________________________________________________________________________
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<F1>, <F2>       In accordance with Rule 457(h) under the Securities
                 Act of 1933, as amended (the "Act"), calculated
                 based upon the average of the high and low prices of
                 the Common Stock on the New York Stock Exchange on
                 May 27, 1997.
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                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents are incorporated herein by reference and made a part hereof:

(a) Annual Report on Form 10-K of The Interpublic Group of
    Companies, Inc. ("IPG" or the "Company") for the year ended
    December 31, 1996;

(b) All other reports filed by IPG pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1996; and

(c) The description of the common stock, par value $.10 per share, of IPG (the "Common Stock") contained in its registration statements on Form 8-A, dated June 29, 1971 and October 8, 1975, respectively, as amended by Forms 8, dated February 24, 1983, June 12, 1984, September 13, 1984, June 25, 1985, July 15, 1987 and May 19, 1988, and the
    description of the Rights currently traded with the Common Stock contained in IPG's registration statement on Form 8-A, dated August 1, 1989, and amended on a Form 8, dated October 3, 1989, filed under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

    All documents filed by IPG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  DESCRIPTION OF SECURITIES

    Not applicable.
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Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Nicholas J. Camera, Vice President and General Counsel of IPG, has rendered the opinion filed herewith as to legality of the shares of Common Stock being registered pursuant to this Registration Statement. As of May 30, 1997, Mr. Camera owned 6,000 shares of Common Stock, of which 5,000 shares contain restrictions on their sale or transfer and held options to purchase 27,800 shares of the Company's Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware permits extensive indemnification of present and former directors, officers, employees or agents of a Delaware corporation. Under Delaware law, in order for a corporation to provide indemnification, a majority vote of the corporation's directors who are not parties to the matter, independent legal counsel or shareholders must find that the director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, when a director, officer, employee or agent must be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. With regard to actions by or in the right of the corporation, indemnification is permitted for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, but except that no such indemnification shall be permitted to persons adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite liability but in view of all the circumstances such person fairly and reasonably is entitled to indemnity for such expenses as such court deems proper. With regard to all other actions, indemnification is permitted, and indemnification is allowed with respect to expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding.

    The Company's By-Laws contain specific authority for indemnification by the Company of current and former directors, officers, employees or agents of the Company on terms that have been derived from Section 145 of the Delaware General Corporation Law. Article 6 of the By-Laws of the Company provides as follows:
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         Section 6.01.  ACTIONS OTHER THAN THOSE BY OR IN THE
    RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 6.02. ACTIONS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. The foregoing sentence to the contrary notwithstanding, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the
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    adjudication of liability but in view of all the
    circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 6.03. INDEMNIFICATION AGAINST EXPENSES. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 or 6.02 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 6.04. AUTHORIZATION. Any indemnification under Section 6.01 or Section 6.02 hereto (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 and 6.02, and that he has reasonably cooperated with the Corporation in the conduct of such action, suit or proceeding. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, (or, even if it is obtainable, a quorum of disinterested directors so directs), by independent legal counsel in written opinion, or (c) by the stockholders.

         Section 6.05. PAYMENT OF EXPENSES IN ADVANCE OF
    FINAL DISPOSITION. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 6.04 hereof upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

         Section 6.06. NON-EXCLUSIVITY. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity
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    while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 6.07. APPLICATION.  The provisions of this
    Article 6 shall not be construed to authorize indemnification in any case or for any liability or expense where such indemnification would not be lawful. They shall be applicable to claims, actions, suits and proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to acts occurring before or after the date of such adoption. If a person meets the requirements of this Article 6 with respect to some matters in a claim, action, suit or proceeding but not with respect to others, he shall be entitled to indemnification as to the former.

    The Company maintains a policy of insurance under which the Company and its directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against the Company or any director or officer of the Company by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capacities.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.


Item 8.  EXHIBITS

    The following exhibits are filed as part of this Registration Statement:

5.1      Opinion of Nicholas J. Camera, Vice President and
         General Counsel of IPG, as to the legality of the shares of Common Stock being registered hereby.

23.1 Consent of Nicholas J. Camera, Vice President and General Counsel of IPG (filed as part of Exhibit 5.1 hereof).

23.2             Consent of Price Waterhouse LLP.

24.      Power of attorney of directors of IPG.

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Item 9.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
    Statement:

    (a)  to include any prospectus required by Section
         10(a)(3) of the 1933 Act;

    (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

    (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
    Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
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(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 30th day of May, 1997.

                                  THE INTERPUBLIC GROUP OF
                                  COMPANIES, INC.
                                       (Registrant)


May 30, 1997                      By:  PHILIP H. GEIER, JR.
                                       PHILIP H. GEIER, JR.
                                       Chairman of the Board,
                                       President and Chief
                                       Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Name                              Title                         Date

                     Chairman of the Board
                     President and Chief Executive
                     Officer (Principal Executive
PHILIP H. GEIER, JR. Officer) and Director           May 30, 1997
PHILIP H. GEIER, JR.

                     Vice Chairman-
                     Finance and Operations
                     (Principal Financial
EUGENE P. BEARD      Officer) and Director           May 30, 1997
EUGENE P. BEARD


                     Vice President and
                     Controller (Principal
JOSEPH STUDLEY               Accounting Officer)     May 30, 1997
JOSEPH STUDLEY
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*FRANK J. BORELLI       Director            May 30, 1997
FRANK J. BORELLI



REGINALD K. BRACK       Director            May 30, 1997
REGINALD K. BRACK



JILL M. CONSIDINE       Director            May 30, 1997
JILL M. CONSIDINE



*JOHN J. DOONER, JR.    Director            May 30, 1997
JOHN J. DOONER, JR.



*FRANK B. LOWE               Director            May 30, 1997
FRANK B. LOWE



*LEIF H. OLSEN               Director            May 30, 1997
LEIF H. OLSEN



*MARTIN F. PURIS        Director            May 30, 1997
MARTIN F. PURIS



*ALLEN QUESTROM         Director            May 30, 1997
ALLEN QUESTROM



*J. PHILLIP SAMPER      Director            May 30, 1997
J. PHILLIP SAMPER




*By:     PHILIP H. GEIER, JR.
    PHILIP H. GEIER, JR.
    Attorney-in-fact
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                          EXHIBIT INDEX


EXHIBIT TABLE NO.



5.1 Opinion of Nicholas J. Camera, Vice President and General Counsel of IPG, as to the legality of the shares of Common Stock being registered hereby.

23.1 Consent of Nicholas J. Camera, Vice President and General Counsel of IPG (filed as part of Exhibit 5.1 hereof).

23.2          Consent of Price Waterhouse LLP.

24.      Power of attorney of directors of IPG.
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                                                      Exhibit 5.1




                                       May 30, 1997


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020

             Re:  Registration Statement on Form S-8

Dear Sirs:

         This opinion is rendered in connection with the Registration Statement on Form S-8 being filed by The Interpublic Group of Companies, Inc. ("IPG") with the Securities and Exchange Commission under the United States Securities Act of 1933 (the "Registration Statement") on or about May 30, 1997 related to The Interpublic Outside Directors' Stock Incentive Plan (the "Plan").

         In connection with the foregoing, I am of the opinion that the shares of Common Stock covered by the Registration
Statement have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.

         This opinion is furnished solely for the benefit of IPG for use in connection with the aforementioned Registration
Statement and is not to be used, circulated, quoted from or otherwise referred to for any other purpose.

                                  Yours truly,


                                  NICHOLAS J. CAMERA
                                  NICHOLAS J. CAMERA
                                  Vice President and General
                                  Counsel
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                                                     Exhibit 23.2


                CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 1997, which appears on page 48 of the 1996 Annual Report to Stockholders of The Interpublic Group of Companies, Inc. (the
 Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears in such Annual Report on Form 10-K under the heading entitled "Report of Independent Accountants on Financial Statement Schedules." We also consent to the reference to us under the heading "Experts" in the Prospectus constituting part of this Registration Statement on Form S-8.


PRICE WATERHOUSE LLP
New York, New York
May 30, 1997
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                                                   Exhibit No. 24


                        POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints PHILIP H. GEIER, JR., EUGENE P. BEARD, JOSEPH STUDLEY and NICHOLAS J. CAMERA, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 covering shares of Common Stock to be issuable under the Outside Directors' Stock Incentive Plan for The Interpublic Group of Companies, Inc., any and all amendments (including further post-effective amendments) thereto and all other instruments necessary or desirable in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


Dated: May 20, 1996



EUGENE P. BEARD                             FRANK J. BORELLI
EUGENE P. BEARD                             FRANK J. BORELLI



JOHN J. DOONER, JR.                              PHILIP H. GEIER, JR.
JOHN J. DOONER, JR.                              PHILIP H. GEIER, JR.
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FRANK B. LOWE                               LEIF H. OLSEN
FRANK B. LOWE                               LEIF H. OLSEN



MARTIN F. PURIS                             ALLEN QUESTROM
MARTIN F. PURIS                             ALLEN QUESTROM



J. PHILLIP SAMPER                           JOSEPH J. SISCO
J. PHILLIP SAMPER                           JOSEPH J. SISCO



JOSEPH STUDLEY
JOSEPH STUDLEY
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